EXHIBIT 99.3

PRESS RELEASE

FOR IMMEDIATE ISSUE

FOR:	MDC Partners Inc.	CONTACT:	David Doft
	745 Fifth Avenue, 19th Floor		Chief Financial Officer
	New York, NY 10151		646-429-1818
ddoft@mdc-partners.com

MDC PARTNERS RAISES QUARTERLY DIVIDEND 41.2%,
TO $0.24 FROM $0.17 PER SHARE AND DECLARES 3-FOR-2 STOCK SPLIT

NEW YORK, NEW YORK (October 28, 2013) – MDC Partners Inc. (“MDC Partners” or the “Company”) today announced that its Board of Directors has approved a three-for-two split of its outstanding Class A and Class B shares in the form of a stock dividend. Subject to regulatory approval, the additional shares will be distributed to shareholders of record at the close of business on November 22, 2013. Shareholders who have stock certificates of MDC Partners should retain them. The transfer agent will distribute confirmation of the additional shares on November 27, 2013. Trading is expected to begin on a post-split basis on the Toronto Stock Exchange on November 20, 2013 and on the NASDAQ on November 29, 2013.

In addition, the MDC Partners Board of Directors has declared a cash dividend of $0.24 per share on all of its outstanding Class A shares and Class B shares. The quarterly dividend will be payable on or about November 22, 2013, to shareholders of record at the close of business on November 7, 2013. Following MDC’s planned three-for-two stock split, the dividend would increase from $0.113 per share to $0.16 per share.

“In order to enable improved trading liquidity, we are declaring a three-for-two stock split,” said Miles S. Nadal, Chairman and Chief Executive Officer of MDC Partners. “In addition, as we continue to outperform our internal free cash flow expectations, we are again increasing our quarterly dividend by 41.2% to $0.24 per share from $0.17 per share. We remain committed to the return of capital through a dividend as a means of rewarding our shareholders and driving shareholder value.”

About MDC Partners Inc.

MDC Partners is one of the world's largest Business Transformation Organizations that utilizes technology, marketing communications, data analytics, insights and strategic consulting solutions to drive meaningful returns on Marketing and Communications Investments for multinational clients in the United States, Canada, and worldwide.

MDC Partners' durable competitive advantage is to Empower the Most Talented Entrepreneurial Thought Leaders to Drive Business Success to new levels of Achievement, for both our Clients and our Shareholders, reinforcing MDC Partners' reputation as "The Place Where Great Talent Lives."

MDC Partners' Class A shares are publicly traded on NASDAQ under the symbol "MDCA" and on the Toronto Stock Exchange under the symbol "MDZ.A".

This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve risks and uncertainties which may cause the actual results or objectives to be materially different from those expressed or implied by such forward-looking statements. Such risk factors include, among other things, the Company’s financial performance; risks associated with the effects of economic downturns; ability to attract and retain key clients; ongoing compliance with debt agreements and the Company’s ability to satisfy contingent payment obligations when due; and other risk factors set forth in the Company’s Form 10-K for its fiscal year ended December 31, 2012 and subsequent SEC filings.